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                                                                    Exhibit 99.1


                               COMPANY CONTACT:       Vion Pharmaceuticals, Inc.
                                                      Howard B. Johnson, CFO
                                                      (203) 498-4210 phone


              Vion Announces Termination of Phase 1 TAPET'r' Trial

NEW HAVEN, CT, June 12, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) announced today that it had terminated the Phase 1 trial of its first generation TAPET'r' vector VNP20009 with immune system modulation. The Company continues to evaluate second generation TAPET'r' vectors in preclinical studies.

Howard B. Johnson, Chief Financial Officer, said, "As we continue to evaluate our financial and strategic options to raise additional capital, we have decided to focus our resources further on funding Phase 2 clinical development of Triapine'r' and VNP40101M. The termination of the Phase 1 trial of our first generation TAPET'r' vector is a step in the management of our costs going forward."

The Company also announced that it had received a letter from The Nasdaq Stock Market informing it that since the closing bid price of the Company's common stock has been at $1.00 per share or greater for at least 10 consecutive trading days, the Company has regained compliance with Marketplace Rule 4450(a)(5).

Vion Pharmaceuticals, Inc. is a biopharmaceutical company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes:
Triapine'r', a potent inhibitor of a key step in DNA synthesis; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at WWW.VIONPHARM.COM.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to continue as a going concern, which is dependent on securing external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.